EXHIBIT 1A - 6C

ISSUER AGREEMENT

INTRODUCTION

This Issuer Agreement (“Agreement”) confirms that the undersigned impact issuer (hereinafter called either “TechSoup,” “you,” or “your”) shall engage Bequia Securities, LLC, (hereinafter called “Bequia,” “we,” or “our”) to perform the services of a registered Broker Dealer as described on Schedule A hereto. TechSoup and Bequia together shall be referred to as the “Parties.”

BEQUIA

Bequia Securities, LLC, is a Delaware limited liability company. Bequia Securities is registered as a broker dealer with the US Securities and Exchange Commission (“SEC”) and a member of FINRA.

The following set forth the terms and conditions under which Bequia will provide registered Broker Dealer services on behalf of the TechSoup, including the facilitation of TechSoup’s offering via the SVX US online platform operated by Social Venture ConneXion, LLC.

SCOPE OF ENGAGEMENT

Bequia agrees to use its commercially reasonable efforts as an agent of TechSoup to raise funds according to the terms set out in this exclusive Agreement. TechSoup will continue to use the broker-dealer services of Bequia unless this Agreement is terminated in accordance with Sections 12(a), 12(b) or 12(d) below.

In consideration of the Bequia Broker Dealer services provided for raising capital by an exemption to registration under Section 3(a)(4) and/or Regulation A+ of the U.S. Securities Act of 1933, TechSoup agrees with the following:

1.	TechSoup will comply with all Bequia requirements applicable to issuers granted access to the SVX US online platform for and on behalf of Bequia, including all SVX US rules, regulations, policies, rulings, and procedural requirements and any additions or amendments which may be made from time to time (collectively, the “SVX US Requirements”). Without limiting the foregoing, the TechSoup will comply with all SVX US Requirements concerning information posted by issuers on the SVX US online platform. TechSoup will be notified if there are any material changes made to SVX US Requirements, but failure of Bequia to provide such notification does not limit your obligations under this Agreement. TechSoup acknowledges that it is responsible for reviewing the most current version of the SVX US Requirements on the SVX US website. TechSoup’s continued use of the SVX US online platform will be deemed its conclusive acceptance of the SVX US Requirements.

Bequia Securities, LLC Issuer Agreement • July 10, 2019

2.	Without limiting the generality of paragraph one (1) hereof, TechSoup shall:
a.	Notify Bequia within a reasonable time if TechSoup engages in any other offerings of securities, whether private debt or equity;
b.	For as long as TechSoup has outstanding securities issued in connection with an offering on the SVX US online platform, file with and/or notify Bequia and all applicable securities regulatory authorities (the “Regulators”), and send to each of its security holders, the documents required by the applicable exemption from registration of securities;
c.	Upload all notices, reports, or other written correspondence sent by TechSoup generally to its holders of securities issued in connection with an offering on the SVX US online platform;
d.	Ensure all information TechSoup posts on the SVX US online platform:
i.	Complies with all applicable securities legislation;
ii.	Does not contain promotional statements, material that cannot be reasonably supported, misrepresentations or untrue statements;
iii.	Is presented in a fair and balanced manner; and
iv.	Is not misleading.
e.	Notify Bequia within a reasonable time if TechSoup changes the provisions attaching to any debt or equity securities which were issued in connection with an offering on the SVX US online platform;
f.	Furnish to Bequia, at any time upon demand, such information or documentation concerning TechSoup as Bequia may reasonably require or request;
g.	Abide by all applicable securities laws, regulations, and policies;
h.	In connection with any offerings on the SVX US online platform, file with the SEC (and any other applicable Regulators) all documents required to be filed under all applicable securities laws, regulations and policies; and
i.	Pay all applicable fees to the SEC (and any other applicable Regulators) in connection with any offerings on the SVX US online platform.

3.	No person or company shall make a written or oral representation that the SEC or any other Regulator has in any way passed on the financial standing, fitness or conduct of a registrant or on the merits of an issuer or a security, derivative or underlying interest of a derivative.

4.	TechSoup acknowledges that it is the responsibility of TechSoup to comply with all applicable securities laws in relation to it issuing securities to investors, including those pertaining to the drafting/delivery/filing of offering memoranda with appropriate disclosures, the filing of reports of exempt offerings and the payment of any required third party fees. TechSoup will take reasonable steps to ensure that at the time any securities are issued in connection with an offering on the SVX US online platform that such securities are being issued only to investors associated with the exemption that they are using for an offering. Bequia shall only solicit offers to purchase securities from, and sell securities to, investors associated with the exemption that they are using for an offering, and only as permitted by and in compliance with applicable securities laws.

5.	Bequia acknowledges that it is also responsible to comply with all applicable securities laws in relation to its involvement in the issuance and/or sale of securities to investors. Bequia is required to terminate any distribution on the SVX US online platform and report immediately to the applicable securities regulatory authority or regulator if, at any time during the distribution on the SVX US online platform, it appears to Bequia that the business of the issuer is not being, or may not be, conducted with integrity.

Bequia Securities, LLC Issuer Agreement • July 10, 2019

6.	TechSoup and Bequia specifically acknowledge the USA PATRIOT Act (“Act”) and the Customer Identification Program/anti-money laundering provisions of said Act, and shall put in place processes and policies to meet the requirements of the Act. Furthermore, TechSoup and Bequia will provide such substantiation upon request by the other. TechSoup, as part of the subscription documents, will include all appropriate verification of the identity of the signatory on the subscription documents and will confirm that the investor has exercised independent judgment in the purchase of such investment.

7.	All prospective investors submitted by Bequia will be subject to TechSoup’s approval. TechSoup agrees that it has the ultimate responsibility to determine whether a prospective investor meets all applicable investment limits, minimum investment, and other qualification requirements necessary to invest in the offering. Subject to the foregoing, TechSoup agrees that it will not unreasonably reject or delay accepting a subscription submitted by Bequia if the prospective investor otherwise meets the eligibility criteria set forth in the offering materials.

CLOSING CONDITIONS

8.	As part of the closing process, TechSoup will:
a.	Ensure the accuracy of the representations and warranties set forth in the subscription agreement for the offering on closing;
b.	Agree to allot a sufficient number of securities to satisfy the offering;
c.	Agree to make all applicable securities filings required in connection with the offering on a timely basis;
d.	Agree to operate the business in the ordinary and usual course during the period between the signing of this Agreement and closing;
e.	Provide the principal closing items and deliverables;
f.	Disclose any pending or threatened litigation claims;
g.	Confirm the accuracy of financial statements;
h.	Confirm TechSoup is validly incorporated and organized and that the minute books are up-to-date;
i.	Confirm that the transaction documents, such as any subscription agreement, purchase agreement, etc., have been validly authorized by the corporation; and
j.	Confirm that the securities issued in connection with the financing transaction will be validly issued upon receipt of payment for such securities.

Bequia Securities, LLC Issuer Agreement • July 10, 2019

CONFIDENTIALITY

9.	Bequia collects information (which may include personal, confidential, non-public, criminal or other information) in forms that are submitted by TechSoup and/ or by officers, directors, employees and/or members of TechSoup. Bequia will at all times preserve the confidentiality of information you disclose to us, subject only to applicable law and our professional and ethical obligations. Bequia will comply with all applicable data privacy laws relating to the information provided. TechSoup acknowledges the information collected is for, but not limited to, the following purposes:
a.	Conducting background checks;
b.	Verifying the information that has been provided about TechSoup;
c.	Considering the eligibility of TechSoup to be granted access to the SVX US online platform;
d.	Detecting and preventing fraud; and
e.	Performing other investigations as required by and to ensure compliance with Bequia, including for example, the SVX US Requirements and any required documentation, securities legislation and other legal and regulatory requirements governing the conduct and protection of the securities markets in the United States or Canada.

10.	TechSoup consents to the disclosure of the information Bequia collects to securities regulatory authorities in the United States and Canada, as may be requested by such securities regulatory authorities from time to time.

TERM AND TERMINATION

11.	The term of the engagement hereunder shall be for one (1) year, and this Agreement shall be automatically renewed for additional successive one (1) year periods unless either party provides the other with at least 30 days’ notice prior to the date of automatic renewal.
a.	Notwithstanding the foregoing, Bequia shall have the right, at any time, to halt, or suspend access to the SVX US online platform or to remove TechSoup, temporarily or permanently, from the SVX US online platform, with or without notice in the event that TechSoup is in violation of applicable securities legislation or is in breach of this Agreement.
b.	TechSoup may terminate their account with the SVX US online platform with 30 days’ written notice.
c.	On termination in (a) or (b) above, all unpaid fees and expenses become due and payable.
d.	This Agreement survives any halt or suspension of TechSoup’s access to the SVX US online platform, or removal of TechSoup or a termination by TechSoup of its access.
e.	If the SVX US online platform is no longer being used by Bequia during the term of the engagement, TechSoup may terminate this Agreement immediately. Bequia will use reasonable best efforts to assist in the transfer of all data required by TechSoup to continue the offering to the replacement platform operator identified by TechSoup. Only unpaid fees and expenses earned prior to the cessation of operation of the online platform will become due and payable (with the exception of those incurred under Section 15).

Bequia Securities, LLC Issuer Agreement • July 10, 2019

INDEMNIFICATION

12.	TechSoup agrees to indemnify Bequia and its affiliates from any third party claims, demands, obligations, losses, liabilities, damages, regulatory investigations, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses), which Bequia may suffer as a result of: (a) any breach of or material inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of TechSoup contained in this Agreement or in any certificate or document delivered by TechSoup or its agents pursuant to any of the provisions of this Agreement, or (b) any obligation which is expressly the responsibility of TechSoup under this Agreement, or (c) any breach, action or regulatory investigation arising from TechSoup’s failure to comply with any securities laws, and/or arising out of any alleged misrepresentations, misstatements or omissions of material fact in the issuers’ offering memoranda, general solicitation, advertisements and/or other offering documents; in each case other than in respect of claims arising out of the willful misconduct or gross negligence of Bequia, or Bequia’s failure to carry out its responsibilities to investors under applicable securities laws.

13.	The Parties acknowledge that a breach or threatened breach of this Agreement of the Confidentiality provisions contained herein may result in either party suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Parties agrees that either party shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which that party may become entitled.

FEES

14.	As set forth on Schedule A. Any applicable fees or charges established by Bequia shall apply for one (1) year following the execution of this Agreement, and are subject to adjustment thereafter in Bequia’s sole discretion upon 30 days prior written notice, provided that TechSoup shall have the right to terminate this Agreement upon expiration of the 30-day notice period if any such adjustment is not acceptable to TechSoup.

15.	If the engagement is terminated by either Bequia or TechSoup, and a transaction is consummated with a party who was “introduced” by Bequia, as defined in Schedule A, within 12 months after termination, Bequia will be entitled to payment of its fees in full as if the engagement was not terminated.

16.	Any claim or dispute arising out of this Agreement or the alleged breach thereof shall be submitted by the Parties to binding and non-appealable arbitration to be administered by the FINRA Dispute Resolution Inc. in accordance with its securities arbitration rules, to be held in California or such other location agreed to between the Parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties shall attempt to resolve any dispute by good faith negotiation or mediation before submitting to arbitration.

Bequia Securities, LLC Issuer Agreement • July 10, 2019

CONFIRMATION OF TERMS OF ENGAGEMENT

17.	Having read this Agreement, TechSoup agrees to engage Bequia upon the terms set out therein, dated July 10, 2019.

TECHSOUP GLOBAL		BEQUIA SECURITIES, LLC

By:		By:
Name:		Name:	Lara A. Slachta
Title:		Title:	CEO

BEQUIA REPRESENTATIVE

By:
Name:	John Katovich

Bequia Securities, LLC Issuer Agreement • July 10, 2019

Schedule A

Services to be provided by Bequia:

●	provide advice and assistance to TechSoup with regard to approaches and presentations to prospective investors regarding prospective investors’ decision to invest (the “Investment”),
●	provide consultation and assistance with the SVX US online platform for use by prospective investors,
●	provide other advice and assistance for the purpose of facilitating the development of productive, long-term relationships between TechSoup and prospective investors,
●	provide Anti-Money Laundering (“AML”) monitoring services,
●	conduct OFAC checks on prospective investors,
●	provide FinCEN checks on prospective investors,
●	arrange for escrow services through third party,
●	arrange for payment processing where available.

Compensation:

a) Placement Fee. Subject to the terms and conditions set forth herein, TechSoup agrees to pay Bequia a Placement Fee equal to a percentage of the actual gross purchase price of the Investment as defined below:

●	3.00% of any capital commitments made to TechSoup from investors identified and introduced to TechSoup by Bequia (“Bequia Prospects”) during the Term or within 10 business days thereafter, as described further below,
●	1.00% of capital commitments that are not Bequia Prospects,

b) Determination of Bequia Prospects. On a monthly basis, Bequia will provide TechSoup with a list of Bequia Prospects who Bequia believes have invested on the SVX US online platform as a result of Bequia business development activities, and TechSoup will confirm they do not have a pre-existing relationship with the investor. If TechSoup believes it has a pre-existing relationship with such investor, it shall promptly advise Bequia of such and the parties will discuss how to properly characterize the investor (whether a Bequia Prospect or not).

c) Payment Date. Subject to the limitations set forth in this Agreement, compensation due to Bequia along with a detailed accounting signed off on by TechSoup or its authorized representative shall be as follows:

●	Placement fee – payable quarterly for as long as Bequia is providing the Services for the TechSoup’s offering.

d) Expenses. TechSoup and Bequia will each bear its own expenses in connection with the solicitation of prospective investors, including expenses of preparing, reproducing, mailing website hosting and development, and/or delivering offering materials. Bequia will be entitled to reimbursement from TechSoup for direct expenses incurred by Bequia at the direction and by agreement in writing of TechSoup in connection with the offering of Investments, it being understood that the Bequia shall not be obligated to incur any direct expenses unless it shall have received such direction, and that any such direct expenses incurred by Bequia shall not exceed $50,000 in a 12-month period from the date of this Agreement. Such expenses will be paid to Bequia by TechSoup, as appropriate, promptly on receipt of a written expense reimbursement request.

Bequia Securities, LLC Issuer Agreement • July 10, 2019